Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of this 4th day of October, 2002, between Aelita Software Corporation, a Delaware corporation with its principle place of business at 6500 Emerald Parkway, Suite 400, Dublin, Ohio 43016 (the “Company”), and Ratmir Timashev (the “Executive”).

R E C I T A L S:

WHEREAS, the Company recognizes that the future growth, profitability and success of the Company’s business will be substantially and materially enhanced by the employment of the Executive by the Company;

WHEREAS, the Company desires to employ the Executive and the Executive has indicated his willingness to provide his services, on the terms and conditions set forth herein;

NOW, THEREFORE, on the basis of the foregoing premises and in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

Section 1.  Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment with the Company, on the terms and subject to the conditions hereinafter set forth. Subject to the terms and conditions contained herein, the Executive shall serve as President and Chief Executive Officer of the Company and, in such capacity, shall report directly to the Board of Directors and shall have such duties as are typically performed by a President and Chief Executive Officer of a corporation, together with such additional duties, commensurate with the Executive’s position as President and Chief Executive Officer of the Company, as may be assigned to the Executive from time to time by the Board of Directors of the Company. The principal location of the Executive’s employment shall be at the Company’s principal executive office located in Dublin, Ohio, although the Executive understands and agrees that he may be required to travel from time to time for business reasons.

Section 2.  Term. Unless terminated pursuant to Section 6 hereof, the Executive’s employment hereunder shall be for a two year period and commence on the date hereof and shall continue during the period ending on the second anniversary of the date hereof (the “Initial Term”). Thereafter, the Employment Term shall renew automatically for consecutive periods of one year unless either party shall provide notice of nonrenewal not less than ninety (90) days prior to an anniversary date of this Agreement. The Initial Term, together with any renewal pursuant to this Section 2, is referred to herein as the “Employment Term.” The Employment Term shall terminate upon expiration of the Employment Term, or earlier upon any termination of the Executive’s employment pursuant to Section 6.

Section 3.   Compensation. During the Employment Term, the Executive shall be entitled to the following compensation and benefits:

(a)  Salary. As compensation for the performance of the Executive’s services hereunder, the Company shall pay to the Executive a salary (the “Salary”) of $180,000 per annum with increases, if any, as may be approved in writing by the Board of Directors. The Salary shall be payable in accordance with the payroll practices of the Company as the same shall exist from time to time. In no event shall the Salary be decreased more than fifteen percent during the Employment Term.

(b)  Bonus Plan. The Executive shall be eligible to receive an annual cash bonus (“Bonus”) which shall be in an amount and subject to the achievement of certain targets as determined by the Board of Directors. For the calendar year 2002 the Executive will be eligible to receive a Bonus of $150,000 based upon achievement of the targets set forth in Exhibit A attached hereto. For subsequent years the Board of Directors will establish the Bonus amount and related targets. Any Bonus amounts due the Executive under this Section 3(b) will be paid on or promptly after January 31 of the year subsequent to the year to which the targets relate.

(c)  Benefits. In addition to the Salary and Bonus the Executive shall be entitled to participate in health, insurance, profit sharing and other benefits provided to other senior executives of the Company on terms no less favorable than those available to such senior executives of the Company. The Executive shall also be entitled to the same number of vacation days, holidays, sick days and other benefits as are generally allowed to other senior executives of the Company in accordance with the Company policy in effect from time to time. The Executive shall also be entitled to air travel at the Business Class level for all flights overseas.

Section 4.  Exclusivity. During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board of Directors in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company, (ii) participate in activities as may be approved in writing by the Board of Directors, and (iii) engage in personal investing activities, provided that activities set forth in these clauses (i), (ii) and (iii), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder. Other activities require written consent by the Board of Directors of the Company.

Section 5.  Reimbursement for Expenses. The Executive is authorized to incur reasonable expenses in the discharge of the services to be performed hereunder, including expenses for travel, entertainment, lodging and similar items in accordance with the Company’s expense reimbursement policy, as the same may be modified by the Board of Directors from time to time. The Company shall reimburse the Executive for all such proper expenses upon presentation by the Executive of itemized accounts of such expenditures in accordance with the financial policy of the Company, as in effect from time to time.

Section 6.  Termination and Default.

(a)  Death. The Executive’s employment shall automatically terminate upon his death and upon such event, the Executive’s estate shall be entitled to receive the amounts specified in Section 6(f) below.

(b)  Disability. If the Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, the Employment Term shall continue and the Company shall pay all compensation required to be paid to the Executive hereunder, unless the Executive is unable to perform the duties required of him under this Agreement for an aggregate of 120 days (whether or not consecutive) during any 12-month period during the term of this Agreement, in which event the Executive’s employment shall terminate.

(c)  Cause. The Company may terminate the Executive’s employment at any time, with or without Cause. In the event of termination pursuant to this Section 6(c) for Cause, the Company shall deliver to the Executive written notice setting forth the basis for such termination, which notice shall specifically set forth the nature of the Cause which is the reason for such termination. Termination of the Executive’s employment hereunder shall be effective upon delivery of such notice of termination. For purposes of this Agreement, “Cause” shall mean: (i) the Executive’s failure (except where due to a disability contemplated by subsection (b) hereof), neglect or refusal to perform his duties hereunder which failure, neglect or refusal shall not have been corrected by the Executive within 30 days of receipt by the Executive of written notice from the Company of such failure, neglect or refusal, which notice shall specifically set forth the nature of said failure, neglect or refusal, (ii) any willful or intentional act of the Executive that has the effect of injuring the reputation or business of the Company or its affiliates in any material respect; (iii) any continued or repeated absence from the Company, unless such absence is (A) approved or excused by the Board of Directors or (B) is the result of the Executive’s illness, disability or incapacity (in which event the provisions of Section 6(b) hereof shall control); (iv) use of illegal drugs by the Executive or repeated drunkenness; (v) conviction of the Executive for the commission of a felony; or (vi) the commission by the Executive of an act of fraud or embezzlement against the Company.

(d) Good Reason. The Executive may terminate his employment for “Good Reason” following a Substantial Breach (as hereinafter defined), but only if such Substantial Breach shall not have been corrected by the Company within thirty (30) days of receipt by the Company of written notice from the Executive of the occurrence of such Substantial Breach, which notice shall specifically set forth the nature of the Substantial Breach which is the reason for such resignation. The term “Substantial Breach” means (i) the failure by the Company to pay to the Executive the Salary and Bonus, if any, in accordance with Sections 3(a) and 3(b) hereof; (ii) the failure by the Company to allow the Executive to participate in the Company’s employee benefit plans generally available from time to time to senior executives of the Company; (iii) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume this Agreement; provided, however, that the term “Substantial Breach” shall not include a termination of the Executive’s employment hereunder pursuant to Sections 6(b) or (c) hereof; (iv) the substantial and material diminution in the Executive’s duties, responsibilities, reporting relationship or position; (v) a greater than fifteen percent reduction of the Salary; or (vi) the Company’s requiring the Executive to relocate his principal location of employment to any place outside of a 50 mile driving distance of the Executive’s current work site, without the consent of the Executive. The date of termination of the Executive’s employment under this Section 6(d) shall be the effective date of any resignation specified in writing by the Executive, which shall not be less than thirty (30) days after receipt by the Company of written notice of such resignation, provided that such resignation shall not be effective pursuant to this Section 6(d) and the Substantial Breach shall be deemed to have been cured if such Substantial Breach is corrected by the Company during such 30-day period.

(e) Resignation. The Executive shall have the right to terminate his employment at any time by giving notice of his resignation other than for Good Reason upon 30 days’ written notice to the Company.

(f) Payments. In the event that the Executive’s employment terminates for any reason, including expiration of the Term by reason of nonrenewal as provided in Section 2 hereof, the Company shall pay to the Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses. In the event the Executive’s employment is terminated by the Company without Cause (other than an election not to renew the Employment Term pursuant to Section 2 hereof), or by the Executive with Good Reason, in addition to the amounts specified in the foregoing sentence, (i) the Executive shall continue to receive the Salary (less any applicable withholding or similar taxes) at the rate in effect hereunder on the date of such termination periodically, in accordance with the Company’s prevailing payroll practices, for a period of twelve months following the date of such termination (the “Severance Term”), (ii) to the extent permissible under the Company’s health plans, the Executive shall continue to receive any health benefits on the same basis as such health benefits were provided to such Executive as of the date of such termination in accordance with Section 3(c) hereof during the Severance Term; and (iii) any unexercised options which were fully vested as of the date of the Executive’s termination shall remain exercisable through the expiration of the Severance Term, notwithstanding any contrary provisions of the Aelita Software Corporation Omnibus Stock Option Plan or any agreement under which options have been granted to the Executive. In the event the Executive accepts other employment, engages in his own business or performs consulting services for 20 or more hours per week prior to the last date of the Severance Term, the Executive shall forthwith notify the Company and the Company shall be entitled to set off from amounts due the Executive under this Section 6(f) the amounts paid to the Executive in respect of such other employment, business activity or consulting services. Amounts owed by the Company in respect of the Salary or reimbursement for expenses under the provisions of Section 5 hereof shall, except as otherwise set forth in this Section 6(f), be paid promptly upon any termination.

(g) Survival of Operative Sections. Upon any termination of the Executive’s employment, the provisions of Sections 6(f) and 7 through 18 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

Section 7. Secrecy and Non-Competition.

(a) No Competing Employment. The Executive acknowledges that the agreements and covenants contained in this Section 7 are essential to protect the value of the Company’s business and assets and by his current employment with the Company and its subsidiaries, the Executive has obtained and will obtain such knowledge, contacts, know-how, training and experience and there is a substantial probability that such knowledge, know-how, contacts, training and experience could be used to the substantial advantage of a competitor of the Company and to the Company’s substantial detriment. Therefore, the Executive agrees that for the period commencing on the date of this Agreement and ending on the first anniversary of the termination of the Executive’s employment hereunder (such period is hereinafter referred to as the “Restricted Period”) with respect to any State in which the Company is engaged in business during the Employment Term, the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activities if such activities consist of any activities undertaken or expressly contemplated to be undertaken by the Company or any of its subsidiaries or by the Executive at any time during the Employment Term.

(b) Nondisclosure of Confidential Information. The Executive, except in connection with his employment hereunder, shall not disclose to any person or entity or use, either during the Employment Term or at any time thereafter, any information not in the public domain or generally known in the industry, in any form, acquired by the Executive while employed by the Company or any predecessor to the Company’s business or, if acquired following the Employment Term, such information which, to the Executive’s knowledge, has been acquired, directly or indirectly, from any person or entity owing a duty of confidentiality to the Company or any of its subsidiaries or affiliates, relating to the Company, its subsidiaries or affiliates, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Company’s products or services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Company or any subsidiaries or affiliates thereof. The Executive agrees and acknowledges that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Company, and upon termination of his employment with the Company, the Executive shall return to the Company the originals and all copies of any such information provided to or acquired by the Executive in connection with the performance of his duties for the Company, and shall return to the Company all files, correspondence and/or other communications received, maintained and/or originated by the Executive during the course of his employment.

(c) No Interference. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Company), directly or indirectly solicit, endeavor to entice away from the Company or its subsidiaries, or otherwise directly interfere with the relationship of the Company or its subsidiaries with any person who, to the knowledge of the Executive, is employed by or otherwise engaged to perform services for the Company or its subsidiaries (including, but not limited to, any independent sales representatives or organizations) or who is, or was within the then most recent twelve-month period, a customer or client, of the Company, its predecessors or any of its subsidiaries. The placement of any general classified or “help wanted” advertisements and/or general solicitations to the public at large shall not constitute a violation of this Section 7(c) unless the Executive’s name is contained in such advertisements or solicitations.

(d) Inventions, etc. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during his employment by the Company which relate to methods, apparatus, designs, products, processes or devices, sold, leased, used or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions or operations of the Company or which arise from the efforts of the Executive during the course of his employment for the Company. The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary or required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Executive within one year following the termination of his employment with the Company shall be deemed to fall within the provisions of this paragraph unless proved to have been first conceived and made following such termination.

Section 8. Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive acknowledges that a breach of any of the covenants contained in Section 7 hereof may result in material irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of Section 7 hereof, restraining the Executive from engaging in activities prohibited by Section 7 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 7 hereof.

Section 9. Extension of Restricted Period. In addition to the remedies the Company may seek and obtain pursuant to Section 8 of this Agreement, the Restricted Period shall be extended by any and all periods during which the Executive shall be found by a court to have been in violation of the covenants contained in Section 7 hereof.

Section 10. Representations and Warranties of the Executive. The Executive represents and warrants to the Company as follows:

(a) This Agreement, upon execution and delivery by the Executive, will be duly executed and delivered by the Executive and (assuming due execution and delivery hereof by the Company) will be the valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

(b) Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby nor the performance of this Agreement in accordance with its terms and conditions by the Executive (i) requires the approval or consent of any governmental body or of any other person or (ii) conflicts with or results in any breach or violation of, or constitutes (or with notice or lapse of time or both would constitute) a default under, any agreement, instrument, judgment, decree, order, statute, rule, permit or governmental regulation applicable to the Executive. Without limiting the generality of the foregoing, the Executive is not a party to any non-competition, non-solicitation, no hire or similar agreement that restricts in any way the Executive’s ability to engage in any business or to solicit or hire the employees of any person.

The representations and warranties of the Executive contained in this Section 10 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 11. Successors and Assigns; No Third-Party Beneficiaries.

(a) This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of each of the parties, including, but not limited to, the Executive’s heirs and the personal representatives of the Executive’s estate; provided, however, that neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Company shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to (i) any of its subsidiaries or affiliates, or (ii) any purchaser of all or substantially all of the Company’s business or assets or any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise), without obtaining the written consent of the Executive, but in the event of an assignment as set forth in subsections (i) or (ii) herein, such assignee shall expressly assume all obligations of the Company hereunder and the Company shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement. The Company shall provide prompt written notice to the Executive upon such assignment.

(b) Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 12. Waiver and Amendments. Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company’s behalf by the Board of Directors. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 13. Severability and Governing Law. The Executive acknowledges and agrees that the covenants set forth in Section 7 hereof are reasonable and valid in geographical and temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

Section 14. Notices.

(a) All communications under this Agreement shall be in writing and shall be delivered by hand or mailed by overnight courier or by registered or certified mail, postage prepaid:

(1) if to the Executive, at 2482 Stoneleigh Court, Dublin, Ohio 43016 or at such other address as the Executive may have furnished the Company in writing,

(2) if to the Company, at Aelita Software Corporation, 6500 Emerald Parkway, Suite 400, Dublin, Ohio, 43016, marked for the attention of the Board of Directors, or at such other address as it may have furnished in writing to the Executive, or

(b) Any notice so addressed shall be deemed to be given: if delivered by hand, on the date of such delivery; if mailed by courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 15. Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this

Agreement or of any term or provision hereof.

Section 16. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Executive. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

Section 17. Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AELITA SOFTWARE CORPORATION

By:	/S/ WILLIAM H. LARGENT
Name: William H. Largent
Title: Chief Operating Officer

Ratmir Timashev

/S/ RATMIR TIMASHEV

AGREEMENT AND AMENDMENT TO

EMPLOYMENT AGREEMENT

This AGREEMENT AND AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made as of March 17, 2004, by and between QUEST SOFTWARE, INC., a California corporation (“Quest”) and AELITA SOFTWARE CORPORATION, a Delaware corporation (the “Company”) on one side (together, the “Employer”), and RATMIR TIMASHEV (“Executive”) on the other side. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement and the Merger Agreement (each as defined below).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated January 28, 2004, among Quest, Answer Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Quest (“Merger Sub”), certain of the Company’s stockholders and Insight Venture Partners, LLC (as the Stockholders’ Representative) (the “Merger Agreement”), Quest will acquire the Company by means of a merger of Merger Sub (the “Merger”), with and into the Company, with the Company as the surviving corporation in the Merger (the “Surviving Corporation”); and

WHEREAS, Quest and the Executive desire to enter into an employment relationship pursuant to which the Executive will be employed by Quest effective as of the Effective Time (as defined in the Merger Agreement) ; and

WHEREAS, concurrently with execution and delivery of this Agreement, (a) the Executive and Quest are entering into a Proprietary Information and Inventions Agreement, and (b) the Executive is entering into (i) a Noncompetition and Nonsolicitation Agreement for the benefit of Quest, the Surviving Corporation and their respective affiliates; and

WHEREAS, the Company and Executive have entered into that certain Employment Agreement, dated as of October 3, 2002 (the “Employment Agreement”); and

WHEREAS, the Company and Executive wish to amend the Employment Agreement in the manner provided herein in order to induce Quest and Merger Sub to consummate the Merger and the Contemplated Transactions.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, Employer and Executive hereby agree as follows:

1. The introductory paragraph of the Employment Agreement is hereby amended and restated to read as follows:

Following “(the “Company”)” insert “a wholly owned subsidiary of Quest Software, Inc., a California corporation (“Quest”)”.

2. Section 1 of the Employment Agreement is hereby amended and restated to read as follows:

In the first sentence, substitute “Quest” for “the Company”.

3. Section 2 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“Section 2. Term. Unless terminated pursuant to Section 6 hereof, the Executive’s employment hereunder shall continue until December 31, 2005 (“Employment Term”).”

4. Sections 3 through 18 of the Employment Agreement are hereby amended and restated to read as follows:

Substitute “Quest” for “the Company”.

5. Section 4 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

Section 4. Exclusivity. During the Employment Term, the Executive shall devote his full time to the business of the Company, shall faithfully serve the Company, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board of Directors in accordance with the terms of this Agreement, shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may (i) participate in the activities of professional trade organizations related to the business of the Company, (ii) participate in activities as may be approved in writing by the Board of Directors, (iii) engage in personal investing activities, provided that Executive shall not become financially interested in any entity known by him to compete with the Company in any line of business engaged in (or planned to be engaged in) by the Company; and (iv) serve as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, provided that activities set forth in these clauses (i), (ii), (iii) and (iv), either singly or in the aggregate, do not interfere in any material respect with the services to be provided by the Executive hereunder.

6. Section 6(f) of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

“(f) Termination Payments and Severance. In the event that the Executive’s employment terminates for any reason, the Company shall promptly pay to the Executive all amounts accrued but unpaid hereunder through the date of termination in respect of Salary or unreimbursed expenses. In the event the Executive’s employment is terminated by the Company without Cause (other than the expiration of the Employment Term pursuant to Section 2 hereof), or by the Executive with Good Reason, in addition to the amounts specified in the foregoing sentence, and provided that Executive has executed a binding general release of claims in the form attached hereto as Exhibit A, (i) any options that were not previously vested as of the date of such termination shall immediately vest in full, and (ii) all unexercised vested options shall remain exercisable, notwithstanding any contrary provisions of the Aelita Software Corporation Omnibus Stock Option Plan or any agreement under which options have been granted to the Executive, for a period to be determined as follows: (A) if Executive’s employment termination occurs before the fifth anniversary of the Effective Time, then vested options shall remain exercisable for five (5) years following termination of employment; or (B) if Executive’s employment termination occurs after the fifth anniversary of the Effective Time, then vested options shall remain exercisable for thirty (30) days following termination of employment.”

7. Section 7(a) of the Employment Agreement is hereby amended and restated as follows:

By deleting the last sentence and replacing it with the following:

“Therefore, the Executive agrees that for the period commencing on the date of this Agreement and ending on the first anniversary of the termination of the Executive’s employment hereunder (such period is hereinafter referred to as the “Restricted Period”) with respect to any State in which the Company is engaged in business during the Employment Term, the Executive shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business activities which involve Microsoft systems management or Oracle database management.

8. Section 7(c) of the Employment Agreement is hereby amended and restated to read as follows:

In the first sentence, insert “hire, engage” between “indirectly” and “solicit”.

9. Section 16 of the Employment Agreement is hereby amended and restated to read as follows:

In the first sentence, substitute “, the Proprietary Information and Inventions Agreement, and the Noncompetition and Nonsolicitation Agreement altogether constitute” for “constitutes”.

10. The Employment Agreement is hereby amended and restated as follows:

Insert Exhibit A, as set forth in its entirety in Exhibit A to this Amendment.

11. All other terms of the Employment Agreement shall remain in full force and effect.

12. The parties agree that the adjustments in Executive’s duties, responsibilities, reporting relationship and position resulting from the Merger and the Company’s becoming a subsidiary corporation of Quest do not constitute a Substantial Breach or otherwise trigger Good Reason for termination as defined in Section 6(d) of the Employment Agreement, provided, that following any such adjustment, Executive’s duties, responsibilities, reporting relationship and position are consistent with those typically assigned to an executive officer of a subsidiary corporation.

13. This Amendment shall take effect as of the Effective Time, and is conditioned on the successful closing of the Merger. If the Merger does not close, this Amendment shall be null and void, and even if executed by the parties, shall not be binding.

14. This Amendment shall be governed by and construed under the laws of the State of Ohio, without regard to conflict of laws principles.

15. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

QUEST SOFTWARE, INC.

By:
Name:
Title:

EXECUTIVE:

Ratmir Timashev

2482 Stoneleigh Court,
Dublin, Ohio 43016
Telephone:
Facsimile:

AELITA SOFTWARE CORPORATION

By:
Name:
Title: